  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 1 of PEDEVCO CORP., of the following: (a) our report dated March 29, 2016, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10K of PEDEVCO Corp. for the year ended December 31, 2015; and (b) our report dated March 30, 2015, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10K of PEDEVCO Corp. for the year ended December 31, 2014.

We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

December 19, 2016